Exhibit 23.1

[Deloitte & Touche LLP Logo Omitted]

CONSENT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS

We consent to the use of our report dated March 27, 2006, relating to the consolidated financial statements of Crystallex International Corporation, appearing in this Annual Report on Form 40-F of Crystallex International Corporation for the year ended December 31, 2005.

/s/ Deloitte & Touche LLP

Independent Registered Chartered Accountants

Toronto, Ontario
March 27, 2006